Exhibit 99.1

News Release

For Release April 20, 2011

12:00 P.M.

Contact:               Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or

Robin D. Brown, Senior Vice President & Director of Marketing

(803) 951- 2265

First Community Corporation Announces First Quarter Results and Cash Dividend

Lexington, SC — April 20, 2011  Today, First Community Corporation (Nasdaq:  FCCO), the holding company for First Community Bank, reported net income available to common shareholders for the first quarter of 2011.  Net income available to common shareholders for the first quarter of 2011 was $403 thousand as compared to $230 thousand in the preceding quarter (fourth quarter of 2010); and $423 thousand in the first quarter of 2010.  Diluted earnings per common share was $0.12 for the first quarter of 2011 as compared to $0.07 for the fourth quarter of 2010.

Highlights

•                  $403,000 in net income available to common shareholders; or $.12 per share

•                  Continued payment of cash dividend

•                  Capital ratios continue to increase and exceed regulatory expectations

•                  Loan portfolio quality better than peer and trends are positive

•                  Continued reduction in exposure to below investment grade non-agency mortgage-backed securities

•                  Pure deposit growth momentum continues to be strong

Cash Dividend and Capital

The company announced that the Board of Directors has approved a cash dividend for the first quarter of 2011.  The company will pay a $.04 per share dividend to holders of the company’s common stock.  This dividend is payable May 16, 2011, to shareholders of record as of May 2, 2011.

During the first quarter of 2011, all of the company’s regulatory capital ratios continued to increase as compared to the prior year.  Each of these ratios (Leverage, Tier I Risk Based, and Total Risk Based) exceed the well capitalized minimum levels currently required by regulatory statute and the previously communicated higher capital ratios expected by the Bank’s primary regulator, the Office of the Comptroller of the Currency.  These new expectations are 8.00%, 10.00% and 12.00%, respectively.  At March 31, 2011, the company’s regulatory capital ratios (Leverage, Tier I Risk Based, and Total Risk Based) were 8.90%, 14.15% and 15.20%, respectively.  This compares to the same ratios as of March 31, 2010, of 8.75%, 12.52% and 13.65%, respectively.  Additionally, it should be noted that the regulatory capital ratios for the company’s wholly owned subsidiary, First Community Bank, were projected to be 8.64%, 13.70% and 14.95%, respectively, as of March 31, 2011.  The company has previously noted that capital planning will continue to be a focus for the company.  The improvement in the capital ratios is a result of the company’s continued earnings and its previously announced strategy of controlling the overall size of its balance sheet.

Further, the company’s ratio of tangible common equity to tangible assets showed growth increasing to 5.07% as of March 31, 2011; as compared to 5.00% as of December 31, 2010.  Tangible book value also increased to $9.39 per share as of March 31, 2011; as compared to $9.14 as of December 31, 2010.

Asset Quality

Loan Portfolio

Non-performing assets declined slightly to $13.1 million (2.16% of total assets) at the end of the quarter, as compared to $13.2 million (2.20%) as of December 31, 2010.  This ratio compares favorably with the bank’s peer group non-performing assets ratio which the company believes to be in excess of 4.50%.  During the first quarter, non-accrual loans decreased from $5.9 million to $5.0 million, while other real estate owned (OREO) increased from $6.9 million to $7.9 million.

Trouble debt restructurings, that are still accruing interest, declined during the quarter to $3.1 million from $3.7 million.

Loans past due 30-89 days decreased to $1.9 million (0.57% of loans) from $2.4 million (0.73% of loans) on a linked quarter basis.

Net loan charge-offs for the quarter were $616 thousand (0.76% annualized ratio) as compared to the same period in the prior year total of $536 thousand (0.62% annualized ratio).  The company believes that this compares very favorably to its peer group average.

It is also noteworthy that classified loans decreased in the quarter from $21.9 million to $19.8 million.  This decrease is a continuation of a recent trend of flat to slightly declining balances of classified loans.  The ratio of classified loans plus OREO fell below 50% to reach 49.06% of total regulatory risk-based capital as of March 31, 2011.

Mike Crapps, First Community President and CEO, commented, “Nearly every metric for loan portfolio quality showed improvement during the quarter and it should be noted that we were already performing at better than peer levels.  This is evidence of the credit culture of this organization and can be attributed to the men and women that implement this culture daily and to the high quality of our customers.”

Investment Portfolio

The company previously announced that during early January of 2011, the company had sold seven (7) non-agency mortgage-backed securities with a total book value of $17.6 million.  Four (4) of these securities in the total amount of $8.8 million were rated below investment grade by the rating agencies with the other three being rated above investment grade.  Since that time, and continuing through March 31, 2011, the company has sold three additional non-agency mortgage-backed securities that were rated below investment grade.  Joe Sawyer, the company’s Chief Financial Officer, commented, “The sales of these non-agency mortgage-backed securities during the quarter have served to significantly reduce the level of securities on our balance sheet that are rated below investment grade.  The cash generated from these transactions has been reinvested in the investment portfolio in securities with a risk rating of 20% or less, thus further improving our risk based capital ratios.”  Mr. Sawyer further noted that there were no other than temporary impairment (OTTI)

charges during the first quarter of 2011 related to the remaining non-agency mortgage-backed securities.

The chart below provides a summary of the results of the transactions discussed above:

	12/31/09	12/31/10	03/31/2011
Total Non-Agency MBS	$65,793	$51,436	$23,472

Below Investment Grade Non-Agency MBS	$42,863	$37,078	$19,148
Other Below Investment Grade Securities	$8,857	$1,877	$1,872
Total Below Investment Grade Securities	$51,720	$38,956	$21,020

It is also noteworthy that this 48.4% decrease in below investment grade non-agency mortgage-backed securities has been accomplished during the quarter with net gains on the sale of securities in the amount of $134,000.

Balance Sheet

The company continued to move forward with its previously announced strategy of controlling the overall size of its balance sheet while improving the mix of both assets and liabilities.  As seen below, the company reported great success in growing pure deposits (deposits other than certificates of deposit), while reducing the balances of certificates of deposit; thereby achieving an even lower cost of funding.

(Numbers in millions)

				Q1 2011	Q12011
	12/31/09	12/31/10	3/31/11	$ Variance	% Variance

Non-interest bearing	$72.7	$72.6	$84.9	$12.3	16.9%
NOW, DDA	104.1	123.0	128.2	5.2	4.2%
Savings	25.8	29.9	30.9	1.0	3.3%
IRAs	30.0	33.7	33.4	(0.3)	(0.9)%
HSAs	.6	.6	.7	0.1	16.7%
Total Pure Deposits	$233.2	$259.8	$278.1	$18.2	7.0%

CDs <$100K	$122.4	$122.3	$118.1	$(4.2)	(3.4)%
CDs>$100K	79.2	73.2	69.9	(3.3)	(4.5)%
Brokered CDs	14.9	0.0	0.0	0.0	0.0%
Total CDs	$216.5	$195.5	$187.9	$(7.6)	(3.9)%

Total Deposits	$449.7	$455.3	$466.0	$10.7	2.4%

Customer Cash Management	20.7	12.7	14.3	1.6	12.6%
FHLB Advances	73.3	68.1	64.8	(3.3)	(4.7)%

Total Funding	$543.9	$536.2	$545.1	8.9	1.8%

The company also reported modest loan growth in the quarter with the loan portfolio increasing by $4.2 million (annualized growth rate of 5.1%) to $334.2 million as of March 31, 2011.

Mr. Crapps commented, “Our success in serving our target market of local businesses and professionals is evidenced by the tremendous momentum we have built in the growth of pure deposits.  This success has enabled us to continue to reduce our cost of funds and control our balance sheet size by reducing certificates of deposit and Federal Home Loan Bank advances.  We are also encouraged to see some growth in our loan portfolio, although credit demand remains somewhat weak in the overall market.”

Net Interest Income/Net Interest Margin

Net interest income was $4.5 million for the first quarter of 2011 which represents approximately the same level as the prior two quarters.  The net interest margin was 3.3% for the first quarter, which represents an increase from the prior quarter level of 3.2%.  This improvement is primarily due to the before mentioned reduction in cost of funding.

Non-Interest Income

On a linked quarter basis, non-interest income increased by $256 thousand (21.9%) to $1,426,000.  This improvement was driven by the significant improvement in OTTI charges to only $4 thousand for the quarter.  This OTTI was on a pooled trust preferred security, which now has a book value of $872 thousand ($2 million par value).  Mortgage origination fees decreased as refinance activity slowed.  The financial planning / investment advisory unit showed improvement with $175 thousand in revenue as compared to $85 thousand in the prior quarter.

Non-Interest Expense

Non-interest expense increased slightly ($74,000, which is 1.6%) to $4.7 million for the first quarter.  The most notable contributor to this increase was OREO expense which increased by $59 thousand to $346 thousand for the quarter.  This increase was primarily driven by property taxes paid in the first quarter of this year.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina.  First Community Bank operates eleven banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce - West Columbia, Chapin, Northeast Columbia, Newberry, Prosperity, Red Bank and Camden.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

###

FIRST COMMUNITY CORPORATION

QUARTERLY INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2011	2010	2010

Interest income	$6,440	$6,669	$7,155
Interest expense	1,986	2,187	2,448
Net interest income	4,454	4,482	4,707
Provision for loan losses	360	513	550
Net interest income after provision	4,094	3,969	4,157

Non Interest Income
Deposit service charges	458	454	485
Mortgage origination fees	191	343	124
Investment advisory fees and non-deposit commissions	175	85	174
Gain (loss) on sale of securities	134	503	2
Other-than-temporary-impairment write-down on securities	(4)	(761)	(143)
Fair value adjustment gain (loss)	4	63	(196)
Other	468	483	376
	1,426	1,170	822
Non Interest Expense
Salaries and employee benefits	2,313	2,332	2,127
Occupancy	309	311	314
Equipment	281	289	288
Marketing and public relations	171	101	91
FDIC assessment	255	268	204
Other real estate expense	346	287	190
Amortization of intangibles	155	155	155
Other	892	905	817
	4,722	4,648	4,186
Income before taxes	798	491	793
Income tax expense	228	94	204
Net income	$570	$397	$589
Preferred stock dividend, including discount accretion	167	167	166
Net income available to common shareholders	$403	$230	$423

Primary earnings per common share	$0.12	$0.07	$0.13
Diluted earnings per common share	$0.12	$0.07	$0.13

Average number of shares outstanding basic	3,271,758	3,268,019	3,238,046
Average number shares outstanding diluted	3,271,758	3,268,019	3,238,046

Return on Average Assets	0.27%	0.16%	0.39%
Return on Average Common Equity	5.31%	2.76%	7.71%
Return on Average Common Tangible Equity	5.45%	2.84%	8.08%
Net Interest Margin	3.30%	3.19%	3.44%
Net Interest Margin (Tax Equivalent)	3.30%	3.20%	3.46%

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousand, except per share data)

	As of
	March 31,	December 31,	March 31,
	2011	2010	2010

Total Assets	$607,314	$599,023	$617,482
Other Short-term Investments (1)	20,396	19,347	27,451
Investment Securities	197,822	196,150	193,555
Loans	334,156	329,954	342,203
Allowance for Loan Losses	4,655	4,911	4,868
Total Deposits	465,983	455,344	465,200
Securities Sold Under Agreements to Repurchase	14,342	12,686	19,453
Federal Home Loan Bank Advances	64,840	68,094	70,072
Junior Subordinated Debt	15,464	15,464	15,464
Shareholders’ equity	42,515	41,797	42,365

Book Value Per Common Share	$9.61	$9.41	$9.64
Tangible Book Value Per Common Share	$9.39	$9.14	$9.23
Equity to Assets	7.00%	6.97%	6.86%
Tangible common equity to tangible assets	5.07%	5.00%	4.88%
Loan to Deposit Ratio	71.71%	72.46%	73.56%
Allowance for Loan Losses/Loans	1.39%	1.49%	1.42%

Regulatory Ratios:
Leverage Ratio	8.90%	8.79%	8.75%
Tier 1 Capital Ratio	14.15%	13.73%	12.52%
Total Capital Ratio	15.20%	14.99%	13.65%

(1) Includes federal funds sold, securities sold under agreement to resell and interest-bearing deposits

Quarterly Average Balances:

	Three months ended
	March 31,	December 31,	March 31,
	2011	2010	2010

Average Total Assets	$602,589	$610,400	$607,001
Average Loans	333,678	331,214	343,559
Average Earning Assets	548,026	557,389	554,674
Average Deposits	461,023	460,826	452,328
Average Other Borrowings	94,935	99,764	107,947
Average Shareholders’ Equity	41,817	44,035	41,992

Asset Quality
Non-accrual loans	$5,018	$5,890	$4,060
Other real estate owned and repossessed assets	7,903	6,904	4,936
Accruing loans past due 90 days or more	194	373	67
Total nonperforming assets	$13,115	$13,167	$9,063

Loan Risk Rating by Category (End of Period)
Special Mention	$9,510	$8,608	$8,571
Substandard	19,769	21,920	17,081
Doubtful	—	—	—
Pass	304,887	299,426	316,551
	$334,166	$329,954	$342,203

Loans charged-off	$631	$452	$554
Overdrafts charged-off	7	15	13
Loan recoveries	(17)	(18)	(23)
Overdraft recoveries	(5)	(6)	(8)
Net Charge-offs	$616	$443	$536
Net charge-offs to average loans	0.19%	0.13%	0.16%

Post Office Box 64 / Lexington, SC 29071